Exhibit 10.08

To:	James F. Richards
From:	WSTC Comp. Committee
Date:	March 13, 2006

Re:	2006 Compensation Plan – Exhibit A

The compensation plan for 2006 while you are employed as President of West Asset Management, Inc. is below:
1.	Your base salary will be $350,000.00.
2.	You are eligible to earn up to a $300,000 annual performance bonus for achieving WAM’s objective in Net Operating Income before corporate allocations. The percent of plan achieved will apply to this bonus calculation, but will not exceed a total of $400,000 for the year. Up to $56,250 of this bonus will be available to be paid quarterly and trued up annually.
3.	An additional one-time bonus will be earned for achieving a CPS rating, as a Top 5 provider, on the 2004 Ed contract per the table below:

Top 5 by September 30, 2006	$150,000
Top 5 by December 31, 2006	$100,000
4.	In addition, if West Corporation achieves its 2006 Net Income objective, you will be eligible to receive an additional one-time bonus of $100,000. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.
5.	You will be paid the amount due for any quarterly bonuses within thirty (30) days after the quarter ends, except for the 4th Quarter and annual true-up amounts which will be paid no later than February 28, 2007.
6.	All objectives are based upon West Asset Management, Inc. and West Corporation’s operations and will not include profit and income derived from mergers, acquisitions, joint ventures, stock buybacks or other non-operating income unless specifically and individually approved by West Corporation’s Compensation Committee.
7.	At the discretion of executive management, you may also receive an additional bonus based on your individual performance. This bonus is not to be combined or netted together with any other bonus set forth in this agreement.

/s/ James F. Richards
Employee – James F. Richards